Exhibit 10.70

EMPLOYMENT AGREEMENT

Employment Agreement (the “Agreement”), dated as of February 5, 2008, by and between CDS DP Acquisition, Inc., a Florida corporation whose principal place of business is located at 3030 Horseshoe Drive South, Suite 200, Naples, Florida 34104 (the “Company”) and David Plante (the “Employee”), an individual currently residing at the address set forth on the signature page to this Agreement.

BACKGROUND INFORMATION

The Company utilizes a unique internet data mining software to generate leads and locate potential customers for the Business (the “Data Mining Sales Program”). The Business is a national direct-to-consumer mail-order distributor of diabetic testing and medical supplies for customers throughout the United States. The Company wishes to secure the employment services of the Employee pursuant to the terms and conditions hereinafter set forth. The Employee is willing to be so employed. Accordingly, the parties agree as follows:

OPERATIVE PROVISIONS

1. Employment and Term. The Company hereby employs Employee and the latter hereby accepts employment by the Company commencing on the date of this Agreement (the “Commencement Date”) and ending two (2) years after the Commencement Date (the “Initial Term”), which employment shall be automatically extended for unlimited successive one (1) year terms (each a “Successor Term”) unless (a) it is terminated during the pendency of any such term, whether Initial or Successor, by the occurrence of one of the events described in Section 4. hereof, or (b) by one party furnishing the other with written notice, at least thirty (30) days prior to the expiration of such term, of an intent not to renew this Agreement upon the expiration of the then current term.

2. Duties. During the term of this Agreement, whether Initial or Successor, the Employee shall serve as Vice President of Sales of the Company, shall be the day to day sales manager of the Data Mining Sales Program, and serve in such additional capacities appropriate to his responsibilities and skills as shall be designated by the Board of Directors of the Company. During the term of this Agreement, the Employee shall devote his full time and attention to the business and affairs of the Company and shall not work anywhere else without the Company’s prior approval.

3. Compensation; Benefits.

a. Flat Fee Commission. During the term of this Agreement, for each New Patient (as defined below) of the Company arising from the Data-Mining Sales Program, as managed by the Employee, the Company shall pay to the Employee a one-time commission fee of $9.46 (less any applicable withholdings and payroll taxes) (the “Commission”). A “New Patient” means an individual (i) who has not previously ordered diabetic testing or medical supplies from the Company or any Affiliate of the Company, or Diabetic Plus, Inc. or any Affiliates of Diabetic Plus, Inc., and (ii) who places an order for diabetic testing and medical supplies with the Company, or an Affiliate of the Company, and such order is shipped by the Company or such Affiliate of the Company to the New Patient. Commissions shall accrue upon the date of shipment and shall be paid on a monthly basis in arrears by the 5th day of the following month. As a point of clarification, the Employee shall not be entitled to receive a Commission from new patients that do not arise from the Data Mining Sales Program, including new patients generated from direct telephone solicitation or by a field sales force.

b. Draw. During the first six months of this Agreement, the Employee shall be entitled to receive a weekly draw of $1,000 (less any applicable withholdings and payroll taxes), payable upon the Company’s regular payroll dates (but no less frequently than weekly). At the end of each month, any payments paid under this Section 3.b. (whether paid during the immediately preceding month or any other preceding month) shall be deducted from any Commissions due to Employee pursuant to Section 3.a. above.

c. Vacation; Employee Benefits. During the term of this Agreement, the Employee (i) shall be entitled to four weeks of unpaid vacation per calendar year, and (ii) shall be entitled to participate in life, medical, dental, disability and other benefit plans as maintained by the Company for employees of the Company holding positions and performing duties substantially similar to those performed by Employee, as such benefits may be amended and in effect from time to time.

4. Termination of Employment.

a. Termination and Termination Payment. The Company may terminate Employee’s employment at any time, with or without cause, by providing ten (10) days prior written notice thereof to the Employee. If, at any time during the Initial Term of this Agreement, the Employee is terminated by the Company other than for Cause (as defined in Section 4.b. below), then the Company shall, as severance pay, pay to the Employee six (6) equal monthly payments, each such monthly payment being an amount equal to the average of the monthly Commissions accrued under Section 3(a) during the three (3) months immediately preceding the date of termination (the “Severance Payments”). For avoidance of doubt, no Severance Payment will be due to the Employee upon the Employee voluntarily terminating the employment relationship, upon termination of the employment relationship due to the Employee’s death or Disability (as discussed at Section 4.c. below), upon termination by the Company for Cause, upon termination by the Company without cause during a Successor Term, or upon non-renewal by the Employee or the Company of this Agreement. Notwithstanding the foregoing, in the event the Employee is terminated by the Company without Cause during the first three months of this Agreement, the minimum amount of the Severance Payment shall be equal to the monthly amount paid under section 3(b), regardless of the average monthly commissions due for the preceding three months.

b. Termination by the Company for Cause. The Board may terminate the Employee’s employment hereunder for Cause (as defined below) upon furnishing written notice to the Employee, provided that if the basis for the Company so terminating Employee is described by clauses (i) or (ii) below, Employee shall have been given prior written notice of any proposed termination for Cause, which notice shall specify in reasonable detail the circumstances claimed to provide the basis for such termination, and Employee shall not have corrected such circumstances, in a manner reasonably satisfactory to the Board, within twenty (20) days of receipt of such written notice. For purposes of this Agreement, “Cause” shall mean any of the following events:

i. The Employee’s willful misconduct or gross negligence, or material breach by Employee of any of his obligations hereunder or under any other written agreement or covenant with the Company or any of its Affiliate;

ii. The Employee’s conscious disregard of his obligations hereunder or of any other written duties reasonably assigned to him by the Board or an officer of the Company; or

iii. The Employee’s commission of any act involving fraud or a determination that the Employee has demonstrated a dependence upon any addictive substance, including alcohol, controlled substances, narcotics or barbiturates.

Except for any accrued Commissions and benefits accrued, vested and unpaid as of the date of any such termination under this Section 4.b., the Company shall be under no further obligation hereunder, including, but not limited to Severance Payments, and the Employee shall not be entitled to receive any other payments or benefits under this Agreement.

c. Death or Disability. The Employee’s employment hereunder shall automatically terminate in the event of the Employee’s death or Disability (as such term is defined in Section 7.a. below). Except for any accrued Commissions, and benefits accrued, vested and unpaid as of the date of any such termination under this Section 4.c., the Company shall be under no further obligation to the Employee or to his heirs or personal representatives, and the Employee or his heirs or personal representatives shall not be entitled to receive any other payments or benefits under this Agreement, including, but not limited to Severance Payments.

5. Non-Disclosure; Prohibited Activities.

a. Confidentiality; Return of Company Property. During Employee’s employment with the Company (including employment with the Company prior to the date of this Agreement), the Employee has been and/or will be exposed to and has received or will receive confidential and proprietary information of the Company or its Affiliates (as such term is defined in Section 7.a. below), including but not limited to lists of Customers (as such term is defined in Section 7.a. below) or proposed Customers, technical information, computer software, know-how, processes, business and marketing plans, strategies, training and operational procedures, information concerning the Company’s products, promotions, development, financing, business policies and practices, formulae, patterns, compilations, programs, devices, methods, techniques, or processes, and other forms of information in the nature of trade secrets, including technical information related to Data Mining Sales Program (collectively, the “Confidential Information”). The Employee agrees that during the course of his or her employment with the Company and until the date ending ten (10) years following the termination of his or her employment (including expiration upon non-renewal), the Employee will keep Confidential Information confidential and, except as necessary during the course of his or her employment, will not disclose any Confidential Information to any person or entity or, directly or indirectly, use for his or her own account, any Confidential Information. Upon the termination of employment, the Employee promptly will supply to the Company all property (including all files, Customer lists, etc.) that has been produced or received by the Employee during his or her employment with the Company, whether or not related to the Confidential Information. The obligations of this Section 5.a. will be in addition to any other agreements that the Employee has entered into with the Company regarding the receipt of Confidential Information.

b. Non-Solicitation; Non-Disparagement. The Employee will not, during the term of this Agreement (whether the Initial or any Successor Term) and for the two (2) year period following the termination of this Agreement for any reason (including expiration of this Agreement upon non-renewal), directly or indirectly: (i) solicit for employment, or employ any person who, at the time of such solicitation or employment, is employed by the Company or its Affiliates or was employed by the Company or its Affiliates during the twelve month period prior to the solicitation or employment or induce or attempt to induce any person to terminate his employment with the Company or its Affiliates; (ii) do business with or solicit Customers, except as necessary during the course of his or her employment with the Company, or engage in any activity intended to terminate, disrupt or interfere with the Company’s relationships with its Customers; and (iii) engage in any conduct or make any statement disparaging or criticizing the Company or any Affiliate of the Company, or any products or services offered by the Company or any Affiliate of the Company.

c. Non-Competition. During the term of this Agreement (whether the Initial or any Successor Term) and for the two (2) year period following the termination of this Agreement for any reason (including expiration of this Agreement upon non-renewal), the Employee will not, and the Employee will cause its Affiliates to not, directly or indirectly, alone or in conjunction with any other person or entity, own, manage, operate or control or participate in the ownership, management, operation or control of, or become associated, as an employee, director, officer, advisor, agent, consultant, principal, partner, member or independent contractor with or lender to, any person or entity engaged in or aiding others to engage in business competitive with the Company, located anywhere in the United States of America.

d. Divisibility of Covenant Period. If any covenant contained in this Agreement is held to be unreasonable, arbitrary or against public policy, such covenant shall be considered divisible both as to time, Customers, competitive services and geographical area, such that each month within the specified period shall be deemed a separate period of time, each Customer a separate customer, each competitive service a separate service and each geographical area a separate geographical area, resulting in an intended requirement that the longest lesser time and largest lesser customer base, service offering and geographical area determined not to be unreasonable, arbitrary or against public policy shall remain effective and be specifically enforceable against the Employee.

e. Enforcement. The Employee acknowledges that (i) the Confidential Information is a valuable asset of the Company and use of such Confidential Information would allow the Employee to unfairly compete against the Company, (ii) the restrictions contained in this Agreement are reasonable in scope and are necessary to protect the Company’s legitimate interests in protecting its business, and (iii) any violation of the restrictions contained in this Agreement will cause significant and irreparable harm to the Company for which the Company has no adequate remedy at law. The parties agree that damages at law, including, but not limited to monetary damages, will or may be an insufficient remedy to the Company and that (in addition to any remedies that are available to Company, all of which shall be deemed to be cumulative and retained by Company and not waived by the enforcement of any remedy available hereunder) the Company shall also be entitled to obtain injunctive relief, including but not limited to a temporary restraining order, a temporary or preliminary injunction or a permanent injunction, to enforce the provisions of this Agreement, as well as an equitable accounting of and constructive trust for all profits or other benefits arising out of or related to any such violation, all of which shall constitute rights and remedies to which the Company may be entitled.

f. Intent of Parties; Survival. The covenants of the Employee contained in this Section 5 and Section 6 below shall be construed as agreements independent of any other provision of Employee’s employment (including employment under this Agreement) and the existence of any claim of the Employee against the Company shall not constitute a defense to the enforcement by the Company of any covenant contained in this section. The covenants contained in this Section 5 and Section 6 below shall survive termination, expiration, non-renewal or cancellation of this Agreement.

6. Inventions.

a. Definition. “Inventions” includes any and all new or useful art, discovery, improvement, technical development, or invention, whether or not patentable and all related know-how, designs, mask works, trademarks, formulae, processes, manufacturing techniques, trade secrets, ideas, artworks, software or other copyrightable or patentable work which are made, conceived or reduced to practice by Employee or under Employee’s direction or jointly with others during and in connection with Employee’s relationship with the Company, whether or not during normal working hours or on Employee’s premises.

b. Prior Inventions. Inventions, if any, patented or unpatented, which Employee made prior to the commencement of employment with Company used in any manner in connection with Data Mining Sales Program or the Business are included within the scope of this Agreement (collectively referred to as “Prior Inventions”). If, in the course of his employment with the Company, Employee incorporates a Prior Invention into a product of any Company process or machine, Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention.

c. Assignment of Inventions. Employee agrees to promptly disclose every Invention to Company. Employee hereby further assigns and agrees to assign in the future to Company or its designee all of his right, title and interest worldwide in and to any and all Inventions, and any associated intellectual property rights, made or conceived by Employee, either alone or jointly with others, during the term of his employment with the Company.

d. Enforcement. Employee agrees to assist Company in any reasonable manner to obtain and enforce for Company’s benefit patents, copyrights, maskworks, and other property rights in any and all countries, and Employee agrees to execute, when requested, patent, copyright or similar applications and assignments to Company and any other lawful documents deemed necessary by Company to carry out the purpose of this Agreement. In the event that Company is unable for any reason to secure Employee’s signature to any document required to apply for or execute any patent, copyright or other applications with respect to any Inventions (including improvements, renewals, extensions, continuations, divisions or continuations in part thereof), Employee hereby irrevocably designates and appoints Company and its duly authorized officers and agents as its agents and attorneys-in-fact to act for and in its behalf and instead of Employee, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, maskworks or other rights thereon with the same legal force and effect as if executed by Employee.

e. Obligation to Keep Company Informed. During the period of employment and for one (1) year after termination of this Agreement for any reason (including expiration of this Agreement upon non-renewal), Employee shall promptly disclose to Company fully and in writing all Inventions authored, conceived or reduced to practice by him, either alone or jointly with others. Employee shall also promptly disclose to Company all patent applications filed by him or on his behalf within one (1) year after termination of this Agreement for any reason (including expiration of this Agreement upon non-renewal). Employee will preserve the confidentiality of any Invention that does not fully qualify for protection under applicable law.

7. Miscellaneous Provisions.

a. Definitions.

i. Affiliate: The term “Affiliate” when used in this Agreement shall mean any other person or entity that directly or indirectly controls, or is under common control with, or is controlled by the specified person or entity, and if a person, any member of the immediate family of such individual. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract, or otherwise) and “immediate family” shall mean any parent, child, grandchild, spouse, or sibling.

ii. Customers: The term “Customers” when used in this Agreement shall mean those persons who, at any time during the Employee’s course of employment with the Company are or were customers, clients or distributors of the Company, predecessors of the Company, or Affiliates of the Company, as well as any prospective customers, clients or distributors of the Company or Affiliates of the Company, which were identifiable and known to the Employee during his employment with the Company.

iii. Business Competitive with the Company. The term “business competitive with the Company” when used in this Agreement shall mean any business that is a distributor of diabetic testing and medical supplies.

iv. Disability. The term “Disability” when used in this Agreement means an independent physician selected by the Board or its designee has determined that the Employee has been substantially unable to render to the Company services of the character contemplated by Section 2 above, by reason of a physical or mental illness or other condition, for more than 60 consecutive days or for shorter periods aggregating more than 120 days in any period of 12 consecutive months.

b. Notices. All notices under this Agreement shall be in writing and shall be considered as properly given or made if hand delivered, sent by certified mail, overnight delivery service, facsimile or e-mail and addressed to the location set forth in the preamble to this Agreement or to such other address as any party may have designated by like notice furnished to all other parties hereto. All notices shall be deemed effective when deposited in the U.S. mail, received by an overnight carrier or other delivery service or, when sent by facsimile or e-mail, when confirmation of delivery is obtained by the sender.

c. Assignment. This Agreement, including, but not limited to the agreements contained in Section 5 regarding non competition, confidentiality, non-disparagement and non solicitation, shall be assignable by the Company without the prior written consent of the Employee. This Agreement shall inure to the benefit of and be enforceable by the successors and assigns of the Company, including any successor or assign to all or substantially all of the business and/or assets of the Company, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock or otherwise. This is a personal service contract which shall not be assignable by the Employee.

d. Application of Florida Law; Jurisdiction. This Agreement, and the application or interpretation thereof, shall be governed exclusively by its terms and by the laws of the State of Florida. Venue for all purposes shall be deemed to lie within Lee County, Florida. The parties agree that this Agreement is one for performance in Florida. The parties to this Agreement agree that they waive any objection, constitutional, statutory or otherwise, to a Florida court’s exercise of jurisdiction over any dispute between them and specifically consent to the jurisdiction of the Florida courts. By entering into this Agreement, the parties, and each of them understand that they may be called upon to answer a claim asserted in a Florida court.

e. Legal Fees and Costs. If a legal action is initiated by any party to this Agreement against the other party arising out of or relating to the alleged performance or non-performance of any right or obligation established hereunder, any and all fees, costs and expenses reasonably incurred by each successful party or its legal counsel in investigating, preparing for, prosecuting, defending against, or providing evidence, producing documents or taking any other action in respect of, such action shall be the obligation of and shall be paid or reimbursed by the unsuccessful party.

f. Waiver of Jury Trial. The parties hereby acknowledge that any dispute arising out of this Agreement will necessarily include various complicated legal and factual issues and therefore knowingly, voluntarily and intentionally waive trial by jury in any litigation in any court with respect to, in connection with or arising out of this Agreement, or the validity, interpretation, or enforcement hereof.

g. Waiver. The waiver by the Company of a breach of this Agreement shall not be construed as a waiver of any subsequent breach by the Employee. The refusal or failure of the Company to enforce the restrictive covenants contained herein or contained in any other similar agreement against any other employee, agent, or independent contractor of the Company, for any reason, shall not constitute a defense to the enforcement of this Agreement by the Company against the Employee, nor shall it give rise to any claim or cause of action by such Employee against the Company.

h. Acknowledgments: The Employee acknowledges that he has been provided with a copy of this Agreement for review prior to signing it, that the Company has encouraged the Employee to have this Agreement reviewed by his attorney prior to signing it and that the Employee understands the purposes and effects of this Agreement.

[Signature Page Follows]

CDS DP ACQUISITION, INC.

/s/ Lowell M. Fisher, Jr.
Lowell M. Fisher, Jr., Chief Executive Officer

EMPLOYEE

/s/ David Plante
David Plante

Address: 2935 Birch Terrace Davie, Fl. 33350
Facsimile: _______________________________
Phone: __________________________________
Email: __________________________________

[Signature Page to the Employment Agreement - Plante]